Exhibit 4.12

Dated February 19, 2014

FIRST SUPPLEMENTAL INDENTURE

TO THE

INDENTURE

DATED AS OF JULY 25, 2013

£150,000,000 10.5% SENIOR SECURED NOTES DUE 2020

between

MARLIN INTERMEDIATE HOLDINGS PLC

as Issuer

MARLIN FINANCIAL INTERMEDIATE II LIMITED

as Company

CABOT FINANCIAL LIMITED

as CFL

THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Trustee

i

This FIRST SUPPLEMENTAL INDENTURE, dated as of February 19, 2014 (the “Supplemental Indenture”), by and among MARLIN INTERMEDIATE HOLDINGS PLC, a public limited company incorporated in England and Wales with its registered office at Marlin House, 16-22 Grafton Road, Worthing, West Sussex, United Kingdom, BN11 1QP (the “Issuer”), MARLIN FINANCIAL INTERMEDIATE II LIMITED, a private limited company organized under the laws of England and Wales (the “Company”), CABOT FINANCIAL LIMITED, a private limited company incorporated in England and Wales with its registered office at 1 King’s Hill Avenue, King’s Hill, West Malling, Kent, ME19 4UA (the “CFL”), the Guarantors (as defined in the Indenture referred to herein) and THE BANK OF NEW YORK MELLON, LONDON BRANCH, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer, MARLIN FINANCIAL GROUP LIMITED, a private limited company organized under the laws of England and Wales (“MFG”) , MARLIN FINANCIAL INTERMEDIATE LIMITED, a private limited company organized under the laws of England and Wales, the Company, the subsidiary guarantors named therein, the Trustee, THE BANK OF NEW YORK MELLON, LONDON BRANCH, as principal paying agent and transfer agent (the “Principal Paying Agent” and the “Transfer Agent,” respectively), THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as registrar (the “Registrar”) and ROYAL BANK OF SCOTLAND PLC, as security agent (the “Security Agent”) have executed and delivered to the Trustee an indenture dated as of July 25, 2013 (the “Indenture”), providing for the issuance of an aggregate principal amount of £150,000,000 10.5% Senior Secured Notes due 2020 (the “Notes”).

WHEREAS, pursuant to the first paragraph of Section 9.02 of the Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement certain provisions of the Note Documents (as defined in the Indenture) with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding and certain Defaults or Events of Default (each as defined in the Indenture) or compliance with certain provisions of the Note Documents may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding.

WHEREAS, on February 10, 2014, Cabot Financial Holdings Group Limited consummated the purchase (the “Acquisition”) of all outstanding shares of MFG pursuant to a share sale and purchase agreement dated February 8, 2014.

WHEREAS, in connection with the Acquisition, upon the terms and subject to the conditions set forth in its consent solicitation statement, dated as of February 12, 2014 (the “Consent Solicitation Statement”), the Issuer has solicited consents of the Holders of Notes to the Proposed Amendments and Waivers (as defined in the Consent Solicitation Statement), which, for the avoidance of doubt do not impair or affect a Holder’s right to receive principal, premium, if any, or interest on the Note held by such Holder in accordance with Section 6.07 of the Indenture), and the Issuer has now obtained such consents from the Holders of at least a majority in principal amount of the outstanding Notes, and as such, this Supplemental Indenture, the amendments and waivers set forth herein and the Trustee’s entry into this Supplemental Indenture are authorized pursuant to the first paragraph of Section 9.02 of the Indenture.

WHEREAS, Lucid Issuer Services Limited, as tabulation agent under the Consent Solicitation Statement, has advised the Issuer and the Trustee that it has received validly executed consents to the Proposed Amendments and Waivers from Holders representing a majority in aggregate principal amount of the outstanding Notes on or prior to the date hereof and that those consents have not been revoked.

WHEREAS, pursuant to the first and second paragraphs of Section 9.02 and Section 9.03 of the Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company, the Issuer, CFL, the Guarantors and the Trustee each mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1. Capitalized Terms.

Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2. Effectiveness; Conditions Precedent.

(a) The Issuer represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Section 7.02 and Section 9.02 of the Indenture) have been satisfied in all respects. Pursuant to Section 9.02 of the Indenture, the Holders of at least a majority in principal amount of the outstanding Notes voting as a single class have authorized and directed the Trustee to execute this Supplemental Indenture. The Issuer, the Company, CFL, the Guarantors and the Trustee are on this date executing this Supplemental Indenture which will become effective on the date hereof upon execution by each party hereto (the “Effective Date”).

(b) Subject to Section 2 (d) below, the waivers set forth in Section 3 hereof and the amendments set forth in Section 4 hereof shall become operative in respect of all of the Notes on the Effective Date, without any further action by the parties hereto.

(c) The amendments set forth in Sections 5 and 6 hereof shall become operative in respect of all of the Notes on March 24, 2014 or an earlier date to be specified in writing by the Issuer to the Trustee (the “Structural Amendments Operative Date”).

(d) Notwithstanding anything to the contrary in this Supplemental Indenture, all of the amendments and waivers set forth in Sections 3 to Section 6 (both inclusive) hereof will cease to be operative if the Issuer or an agent on its behalf does not pay the Consent Payment (as defined in the Consent Solicitation Statement) to Euroclear and Clearstream on behalf of the Holders on the Consent Payment Date (as defined in the Consent Solicitation Statement) as contemplated by the Consent Solicitation Statement.

Section 3. Waivers.

Pursuant to Section 9.02 of the Indenture and subject to Section 2(d) hereof, all Holders and every subsequent Holder of the Notes shall be bound by the following waivers under the Indenture and the Notes, such waivers to be operative at and from the Effective Date:

(a) Section 4.15 of the Indenture with respect to the requirement that the Issuer make a Change of Control Offer in connection with the Acquisition is hereby waived.

(b) The relevant provisions of Article VI of the Indenture in connection with any and all defaults and events of default that might have arisen in connection with the Acquisition and any related transactions are hereby waived.

Section 4. Change of Control Amendments.

Pursuant to Section 9.02 of the Indenture and subject to Sections 2(d) hereof, the Indenture is hereby amended, such amendments to be operative at and from the Effective Date, as follows:

(a) The following definitions in Section 1.01 of the Indenture are hereby amended in their entirety to read as follows:

“”Permitted Holders” means, collectively, (1) any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (2) other than for purposes of Section 4.11(b)(12) in connection with the initial investment of any such Person in the Company and its Restricted Subsidiaries, any one or more Persons whose beneficial ownership would have constituted or resulted in a Change of Control but for the fact that such Change of Control is also a Specified Change of Control Event, (3) Senior Management and Related Persons, (4) J.C. Flowers and any funds controlled or advised by J.C. Flowers and any Affiliates or Related Persons thereof, (5) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity, and (6) Encore Capital and any Affiliates or Related Persons thereof. Any person or group that includes a Permitted Holder shall also be deemed to be a Permitted Holder, provided that Permitted Holders as defined in clauses (1), (3), (4) and (6) above retain exclusive beneficial ownership and control of at least 50.1% of the total voting power of the Voting Stock of the Company beneficially owned by any group that becomes a Permitted Holder at any time as a result of the application of this sentence (without giving effect to the existence of such group or any other group).”

“”Related Person” with respect to any Person, means:

(1) any controlling equity holder or Subsidiary of such Person, including for the avoidance of doubt, with respect to the Company, Encore Capital; or

(2) in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individuals and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3) any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4) in the case of J.C. Flowers, any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.”

(b) Section 1.01 of the Indenture is hereby amended to add the following terms and their corresponding definitions to read as follows:

“”Encore Capital” means Encore Capital Group, Inc. and any successor thereto (by merger, consolidation, transfer, conversion of legal form or otherwise).”

“”J.C. Flowers” means J.C. Flowers & Co. LLC and any successor thereto (by merger, consolidation, transfer, conversion of legal form or otherwise).”

(c) Section 1.01 of the Indenture is hereby amended to delete the following terms and their corresponding definitions in their entirety:

“”Duke Street” means Duke Street LLP.”

“”Equity Investors” means Duke Street, funds managed by Duke Street or any of its or their Affiliates, or any co-investment vehicle managed by Duke Street or any of its or their Affiliates.”

Section 5. Structural Amendments.

Pursuant to Section 9.02 of the Indenture and subject to Sections 2(c) and 2(d) hereof, the Indenture will hereby be amended, such amendments to be operative at and from the Structural Amendments Operative Date, as follows:

(a) The following definition in Section 1.01 of the Indenture will hereby be amended in its entirety to read as follows:

“”Company” means Cabot Financial Limited (as the deemed successor to Marlin Financial Intermediate II Limited hereunder), together with its successors and assigns.”

(b) Section 1.01 of the Indenture will hereby be amended to add the following terms and their corresponding definitions to read as follows:

“”Cabot 2020 Transactions” means the issuance of the senior secured notes under the Cabot Indenture dated August 2, 2013 and the use of proceeds thereof to pay transaction fees and expenses, repay amounts outstanding under the Cabot Senior Facilities Agreement and to make a dividend payment in order to repay a portion of certain existing shareholder loans.”

“”Cabot Indentures” means (x) the indenture dated August 2, 2013 entered into between, among others, Cabot Financial (Luxembourg) S.A., as issuer, certain guarantors named therein, Citibank, N.A., London Branch, as trustee and J.P. Morgan Europe Limited, as security agent and (y) the indenture dated September 20, 2012 entered into between, among others, Cabot Financial (Luxembourg) S.A., as issuer, certain guarantors named therein, Citibank, N.A., London Branch, as trustee and J.P. Morgan Europe Limited, as security agent, in each case as restated, amended, supplemented or otherwise modified.”

“”Cabot Intercreditor Agreement” means the intercreditor agreement dated September 20, 2012 entered into by, among others, the Company, as parent, Cabot Financial (Luxembourg) S.A., certain original debtors named therein, J.P. Morgan Europe Limited, as RCF agent and security agent, and Citibank N.A., London Branch, as senior note trustee and any restatement, amendment, supplement or other modification thereof.”

“”Cabot Notes” means the notes issued under the Cabot Indentures.”

“”Cabot Security Documents” means the security documents relating to the Cabot Notes.”

(c) Section 4.06(a) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(a) The Issuer will not engage in any business or undertake any other activity, own any assets or incur any liabilities other than: (i) ownership of the Capital Stock of its Subsidiaries, debit and credit balances with Restricted Subsidiaries and other minimal credit and cash balances in bank accounts and related Investments in Cash Equivalents, Temporary Cash Investments or Investment Grade Securities; (ii) the provision of administration services (including the on-lending of monies to Restricted Subsidiaries in the manner described in (a) above) and management services to their respective Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the ownership of assets necessary to provide such services; (iii) the entry into and performance of its obligations (and incurrence of liabilities) under (or repurchase or acquisition by means of a tender offer, open market purchases or otherwise, of) the Notes, the Cabot Notes, this Indenture, the Cabot Indentures, any Credit Facility, any Hedging Obligations, any Public Debt, other Indebtedness (including any Additional Notes) or any other obligations, in each case permitted by this Indenture, the Cabot Indentures, any Security Document or Cabot Security Document to which it is a party, the Cabot Intercreditor Agreement, and the Intercreditor Agreement; (iv) the making of any payments or other distributions of the types specified in Section 4.07(a)(1), Section 4.07(a)(2) and Section 4.07(a)(3) in compliance with Section 4.07 and the making of any Permitted Investments of the types specified under clauses (6) and (16) of the definition thereof; (v) reorganizations for bona fide corporate purposes in compliance with Section 5.01; provided that any successor entity resulting from any such reorganization is subject to the covenant described in this Section 4.06; (vi) the granting of security interests in accordance with the terms of the Notes, the Cabot Notes, this Indenture, the Cabot Indentures, any Credit Facility, any Hedging Obligations, any Public Debt, other Indebtedness or any other obligations, in each case permitted by this Indenture, the Cabot Indentures, any Security Document or Cabot Security Document to which it is a party, the Cabot Intercreditor Agreement, and the Intercreditor Agreement; (vii) professional fees and administration costs in the ordinary course of business as a holding company; (viii) related or reasonably incidental to the establishment or maintenance of their or their respective Subsidiaries’ corporate existence; (ix) any liabilities under any purchase agreement or any other document entered into in connection with the issuance of the Notes or any other Indebtedness permitted under this Indenture (including any Additional Notes); and (x) any other activities which are not specifically listed above and (i) which are ancillary to or related to those listed above or (ii) which are de minimis in nature. The Issuer will not undertake any transaction that will require the Issuer to register as an “investment company” or an entity “controlled by an investment company” as defined in the US Investment Company Act of 1940, as amended, and the rules and regulations thereunder.”

(d) Section 4.07(b) of the Indenture will hereby be amended by the insertion of the following paragraph (16) after paragraph (15) as follows:

“(16) any payments associated with the Cabot 2020 Transactions.”

Section 6. Conforming Amendments.

Pursuant to Section 9.02 of the Indenture and subject to Sections 2(c) and 2(d) hereof, the the Indenture will hereby be amended, such amendments to be operative at and from the Structural Amendments Operative Date, as follows:

(a) Section 1.01 of the Indenture will hereby be amended to add the following terms and their corresponding definitions to read as follows:

“”Cabot Senior Facilities Agreement” means the senior secured revolving credit facility agreement dated September 20, 2012, among the Company, J.P. Morgan Europe Limited, as security agent and facility agent, and the other parties named therein, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.”

“”CCM” means Cabot Credit Management Limited, a limited liability company organized under the laws of England and Wales, together with its successors and assigns.”

(b) Section 1.01 of the Indenture will hereby be amended to delete the following term and its corresponding definition in its entirety:

“”New Revolving Credit Facility” means the senior secured revolving credit facility agreement dated on or around the Issue Date among the Company, the Security Agent, Investec Bank plc as facility agent and the other parties named therein, as amended, supplemented, refinanced, replaced or otherwise modified from time to time.”

(c) The definition of “Equity Offering” in Section 1.01 of the Indenture will hereby be amended in its entirety to read as follows:

“”Equity Offering” means (x) a public sale of Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares and other than an Excluded Contribution) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the public sale of Capital Stock or other securities of the Parent, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company or any of its Restricted Subsidiaries.”

(d) All references in the Indenture to “New Revolving Credit Facility” or “New Revolving Credit Facility Agreement” will hereby be replaced with “Cabot Senior Facilities Agreement”.

(e) The following definitions in Section 1.01 of the Indenture will hereby be amended in their entirety to read as follows:

“”Priority Hedging Obligations” means designated Hedging Obligations in an aggregate amount outstanding at any time of up to £10 million.”

(f) Clause (7) of the definition of “Consolidated EBITDA” in Section 1.01 of the Indenture will hereby be amended in its entirety to read as follows:

“(7) the amount of management, monitoring, consulting, employment and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 4.11; and”

(g) The last paragraph of the definition of “Consolidated Leverage Ratio” in Section 1.01 of the Indenture will hereby be amended in its entirety and replaced with the following:

“For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income and Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries, (a) calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including in respect of synergies and cost savings) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period.”

(h) The last paragraph of the definition of “Fixed Charge Coverage Ratio” in Section 1.01 of the Indenture will hereby be amended in its entirety and replaced with the following:

“For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including synergies and cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.”

(i) Clause (5) of the definition of “Parent Expenses” in Section 1.01 of the Indenture will hereby be amended in its entirety and replaced with the following:

“(5) other fees, expenses and costs relating directly or indirectly to activities of the Company and its Subsidiaries in an amount not to exceed £1.5 million in any fiscal year;”

(j) Clause (C) of the definition of “Permitted Collateral Liens” in Section 1.01 of the Indenture will hereby be amended in its entirety and replaced with the following:

“(C) Liens on the Collateral securing Indebtedness incurred under Section 4.09(a); provided that, in the case of this clause (C), (x) after giving effect to such incurrence on that date, the Secured LTV Ratio is less than 0.625 and (y) any such Lien ranks equal to (including with respect to the application of proceeds from any realization or enforcement of the Collateral in accordance with the Intercreditor Agreement) all other Liens on such Collateral securing the Notes and the Note Guarantees.”

(k) The definition of “Permitted Purchase Obligations” in Section 1.01 of the Indenture will hereby be amended in its entirety and replaced with the following:

“”Permitted Purchase Obligations” means any Indebtedness Incurred by a Permitted Purchase Obligations SPV to finance or refinance the acquisition of Portfolio Assets purchased by such Permitted Purchase Obligations SPV, whether directly or through the acquisition of the Capital Stock of any Person owning such Portfolio, Assets or otherwise, in an aggregate principal amount not exceeding at the time of the incurrence of such Permitted Purchase Obligations, together with any other Indebtedness incurred pursuant to Section 4.09(b)(12) and then outstanding, 15.0% of the ERC of the Company and its Restricted Subsidiaries, calculated in good faith on a pro forma basis by management as of the date of purchase of such Portfolio Assets, provided that:

(1) except for the granting of a Lien described in clause (26) of the definition of “Permitted Liens,” no portion of any Permitted Purchase Obligations or any other obligations (contingent or otherwise) of the applicable Permitted Purchase Obligations SPV (i) is guaranteed by the Company or any other Restricted Subsidiary, (ii) is recourse to or obligates the Company or any other Restricted Subsidiary in any way, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(2) neither the Company nor any other Restricted Subsidiary has any obligation to maintain or preserve the applicable Permitted Purchase Obligations SPV’s financial condition or cause such entity to achieve certain levels of operating results; and

(3) such Permitted Purchase Obligation is secured (if at all) only over the assets of, and Capital Stock of, the relevant Permitted Purchase Obligations SPV.”

(l) The definition of “Refinancing Indebtedness” in Section 1.01 of the Indenture will hereby be amended in its entirety and replaced with the following:

“”Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and

(3) if the Indebtedness being refinanced is expressly subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced, provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred within 120 days after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.”

(m) Sections 4.03(a)(1) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(1) within 120 days after the end of the Company’s fiscal year beginning with the first fiscal year ending after the Issue Date, annual reports containing, to the extent applicable the following information: (a) audited consolidated balance sheets of the Company or its predecessor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company or its predecessor for the three most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, EBITDA (or equivalent measure), ERC and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies, which is similar in scope to the information provided in the Offering Memorandum; (d) description of the business, management and shareholders of the Company, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and (e) a description of material risk factors and material recent developments;”

(n) Section 4.03(b) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(b) All financial statements and pro forma financial information shall be prepared in accordance with GAAP in effect on the date of such report or financial statement (or otherwise on the basis of GAAP then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in Sections 4.03(a)(1), 4.03(a)(2) and 4.03(a)(3) may in the event of a change in applicable GAAP, present earlier periods on a basis that applied to such periods. Except as provided for below, no report needs to include separate financial statements for any Subsidiaries of the Company. At its election, the Company may also include financial statements of CCM in lieu of those for the Company; provided that if the financial statements of CCM are included in such report, a reasonably detailed description of material differences between the financial statements of CCM and the Company shall be included for any period after the Issue Date.

(o) Section 4.07(b)(11) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(11) so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed £15.0 million;”

(p) Section 4.10(b) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph, or offered to be applied in accordance with Section 4.10(a)(3)(A)(ii) above, will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, or at such earlier date that the Company elects, if the aggregate amount of Excess Proceeds exceeds £10.0 million (or equivalent thereof), the Issuer shall be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Notes and 100% of the principal amount of Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with Section 3.09 or the agreements governing the Pari Passu Indebtedness, as applicable, and in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.”

(q) Section 4.11(a)(3) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(3) in the event such Affiliate Transaction, individually or together with other related Affiliate Transactions, involves an aggregate value in excess of £20.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its

Restricted Subsidiaries or that the terms are not materially less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.”

(r) Section 4.11(b)(11) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(11) without duplication in respect of payments made pursuant to Section 4.11(b)(12), (a) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed £1.75 million per fiscal year and (b) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this Section 4.11(b)(11)(b) are approved by a majority of the Board of Directors of the Company or a member of senior management in good faith;”

(s) Section 4.16(a) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(a) The Company shall cause each Restricted Subsidiary (other than the Issuer) that, after the Issue Date, guarantees any Indebtedness of the Company, the Issuer or any Guarantor, or assumes or in any other manner becomes liable with respect to any Indebtedness under the Cabot Senior Facilities Agreement or any refinancing Indebtedness in respect thereof, to simultaneously or prior thereto execute and deliver a supplemental indenture substantially in the form of Exhibit D or other appropriate agreement providing for such Restricted Subsidiary’s Note Guarantee on the same terms and conditions as those set forth in this Indenture. In addition, the Company shall cause each Restricted Subsidiary (other than the Issuer, an Immaterial Subsidiary or a Permitted Purchase Obligations SPV) to execute and deliver a supplemental indenture substantially in the form of Exhibit D or other appropriate agreement providing for such Restricted Subsidiary’s guarantee of the Notes on the same terms and conditions as those set forth in this Indenture, within 30 days of delivery of the Company’s or CCM’s audited consolidated annual reports to the Trustee pursuant to Section 4.03 that show that such Restricted Subsidiary is not an Immaterial Subsidiary or a Permitted Purchase Obligations SPV (each such additional guarantee of the Notes, an “Additional Note Guarantee”).

(t) Section 6.01(a)(5) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(5) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates £10.0 million or more;”

(u) Section 6.01(a)(7) of the Indenture will hereby be amended in its entirety and replaced with the following:

“(7) failure by the Issuer, the Company or any Restricted Subsidiary to pay final judgments aggregating in excess of £10.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final;”

(v) Clause (3) of Section 12.04 of the Indenture will hereby be amended in its entirety and replaced with the following:

“(3) in connection with any disposition of Collateral to any Person other than the Company or any of its Restricted Subsidiaries, or to a Guarantor (other than CCM); provided that if the Collateral is disposed to such Guarantor, the relevant Collateral becomes immediately subject to a substantially equivalent Lien in favor of the Security Agent securing the Notes (but excluding any transaction subject to Section 5.01(a); provided further, that, in each case, such disposition is permitted by Section 4.10 and the other provisions of this Indenture;”

(w) Section 12.05 of the Indenture is hereby amended in its entirety and replaced with the following:

“Additional Intercreditor Agreement. At the request of the Issuer, in connection with the Incurrence or refinancing by the Company or its Restricted Subsidiaries of any Indebtedness secured or permitted to be secured on the Collateral, CCM, the Company, the Issuer, the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into an intercreditor or similar agreement or a restatement, amendment or other modification of the existing Intercreditor Agreement (an “Additional Intercreditor Agreement”) with the holders of such Indebtedness (or their duly authorized representatives) on substantially the same terms as the Intercreditor Agreement (or on terms that in the good faith judgment of the Issuer are not materially less favorable to the Holders), including containing substantially the same terms with respect to the application of the proceeds of the collateral held thereunder and the means of enforcement, it being understood that an increase in the amount of Indebtedness being subject to the terms of the Intercreditor Agreement or Additional Intercreditor Agreement shall not be deemed to be less favorable to the Holders and shall be permitted by this Section 12.05 if the incurrence of such Indebtedness and any Lien in its favor is permitted by Section 4.09 and Section 4.12; provided that such Additional Intercreditor Agreement shall not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect the rights, duties, liabilities or immunities of the Trustee or Security Agent under this Indenture or the Intercreditor Agreement. As used herein, the term “Intercreditor Agreement” shall include references to any Additional Intercreditor Agreement that supplements or replaces the Intercreditor Agreement entered into on or prior to the Issue Date.”

(x) Section 13.02 of the Indenture will hereby be amended by replacing the second paragraph thereof with the following:

If to the Issuer or any Guarantor:

Marlin Intermediate Holdings plc

16-22 Grafton Road

Worthing

West Sussex BN11 1QP

United Kingdom

Facsimile: +44 1903 282 296

with a copy to:

White & Case LLP

5 Old Broad Street

London EC2N 1DW

United Kingdom

Facsimile: +44 (0) 20 7532 1001

Attention: Rob Mathews

Section 7. Global Notes.

Each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Indenture, as supplemented and amended by this Supplemental Indenture. To the extent of any conflict between the terms of the Global Notes and the terms of the Indenture, as supplemented by this Supplemental Indenture, the terms of the Indenture, as supplemented by this Supplemental Indenture, shall govern and be controlling.

Section 8. Ratification and Effect.

Except as hereby expressly waiver, supplemented, modified and amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

Section 9. Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10. Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

The Issuer and each Guarantor irrevocably submit to the non-exclusive jurisdiction of any New York State or U.S. federal court located in the Borough of Manhattan in the City and State of New York over any suit, action or proceeding arising out of or relating to this Indenture and irrevocably waive any right to trial by jury in connection with any such suit, action or proceeding. The Issuer and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection which they may have, pursuant to New York law or otherwise, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. In furtherance of the foregoing, the Issuer and each Guarantor hereby irrevocably designate and appoint Corporation Service Company (at its office at 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401) as its agent to receive service of all process brought against them with respect to any such suit, action or proceeding in any such court in the City and State of New York, such service being hereby acknowledged by it to be effective and binding service in every respect. Copies of any such process so served shall also be given to the Issuer in accordance with Section 13.02 of the Indenture, but the failure of the Issuer to receive such copies shall not affect in any way the service of such process as aforesaid.

Section 11. Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12. The Trustee.

The Trustee has entered into this Supplemental Indenture solely upon request of the Issuer and assumes no obligations hereunder. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the other parties hereto and not the Trustee.

Section 13. Effect of Headings.

The section headings herein are for convenience only and shall not affect the construction hereof.

Section 14. Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Global Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

Section 15. Entire Agreement.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture and waivers under the Indenture set forth herein.

Section 16. Successors.

All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on their respective behalf, by their respective representative thereunto duly authorized, on the date first above written.

MARLIN INTERMEDIATE HOLDINGS PLC as Issuer

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN FINANCIAL INTERMEDIATE II LIMITED as Company

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

CABOT FINANCIAL LIMITED as CFL

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN FINANCIAL GROUP LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN FINANCIAL INTERMEDIATE LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN MIDWAY LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

BLACK TIP CAPITAL HOLDINGS LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN SENIOR HOLDINGS LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN PORTFOLIO HOLDINGS LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN FINANCIAL SERVICES LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN LEGAL SERVICES LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN CAPITAL EUROPE LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MCE PORTFOLIO LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MFS PORTFOLIO LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN EUROPE I LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

MARLIN EUROPE II LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

ME III LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

ME IV LIMITED as Guarantor

By:	/s/ Christopher Ross-Roberts
Name:	Christopher Ross-Roberts
Title:	Director

Signature Page to First Supplemental Indenture

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Trustee

By:	/s/ Paul Cattermole
Name:	Paul Cattermole
Title:	Vice President

Signature Page to First Supplemental Indenture